EXHIBIT 3.1
FORM OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ADVANCE AUTO PARTS, INC.

Lawrence P. Castellani hereby certifies that:

1. He is the duly elected and acting Chief Executive Officer of Advance Auto Parts, Inc., a Delaware corporation.

2. The Certificate of Incorporation of the Corporation, originally filed August, 2001 with the Delaware Secretary of State, and as amended and restated in the Certificate of Amendment filed August 8, 2001, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is Advance Auto Parts, Inc. (the "Corporation").

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $0.0001 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock").

B. The holders of Common Stock shall be entitled to one (1) vote per share on all matters to be voted on by the stockholders of the Corporation.

C. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation (the "Board of Directors"), and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
(viii) Any other relative rights, preferences and limitations of that series.

ARTICLE V

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

B. Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer, and may not be called by any other person or persons.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article; provided, however, that the affirmative vote of 66 2/3% of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required to amend, alter or repeal, or adopt any provision inconsistent with, whether by amendment, merger or otherwise, the provisions of ARTICLES VII, VIII and IX.

_____________________________________________________________________
Name: Lawrence P. Castellani Title: Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ADVANCE AUTO PARTS, INC.

        Advance Auto Parts, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), does hereby certify:

        FIRST: That at a meeting of the Board of Directors of the Corporation (the “Board”), held on February 18, 2004, resolutions were duly adopted approving and declaring advisable the proposed amendment to the Corporation's Restated Certificate of Incorporation set forth below:

        Section A of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Two Hundred Ten Million (210,000,000) shares, consisting of Two Hundred Million (200,000,000)
shares of Common Stock, par value, $0.0001 per share (“Common Stock”), and Ten Million (10,000,000)
shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).”

        SECOND: That the stockholders of the Corporation approved, by vote of the necessary number of shares required by statute, at the annual meeting of the stockholders duly called and held on May 19, 2004, upon notice in accordance with provisions of Section 222 of the Delaware General Corporation Law.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed by Eric M. Margolin, its Senior Vice President, General Counsel and Secretary, on this 19th day of May, 2004.

/s/ Eric M. Margolin
______________________
Eric M. Margolin
Senior Vice President
General Counsel and Secretary

CERTIFICATE OF SECOND AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
ADVANCE AUTO PARTS, INC.

Advance Auto Parts, Inc. (the “Corporation”), a corporation existing under the laws of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.    The name of the Corporation is Advance Auto Parts, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 1, 2001 and amended by the Corporation by the filing of a Certificate of Amendment of Certificate of Incorporation with the office of the Secretary of State of the State of Delaware on August 8, 2001, which was further amended by the Corporation by the filing of a Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware on November 26, 2001, and the filing of a Certificate of Amendment of Restated Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on May 19, 2004 (collectively, the “Certificate”).

2.    This Certificate of Second Amendment to Restated Certificate of Incorporation has been duly adopted by the Corporation in accordance with Section 242 of the General Corporation Law and the Certificate.

3.     This Certificate of Second Amendment to Restated Certificate of Incorporation has been duly approved by the required vote of the stockholders of the Corporation at the annual meeting of stockholders duly called and held on May 22, 2013, upon notice in accordance with Section 222 of the General Corporation Law.

4.    Article VII.B of the Certificate is hereby amended and restated in its entirety as follows:

“Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, or stockholders who hold, continuously for at least one year, at least 25 percent, in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.”

5.    Article IX of the Certificate is hereby amended and restated in its entirety as follows:

“The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.”

6.    The Certificate, as amended, is hereby ratified and confirmed in all other respects.

IN WITNESS WHEREOF, this Certificate of Second Amendment to Restated Certificate of Incorporation of Advance Auto Parts, Inc. has been executed by its Senior Vice President, General Counsel and Corporate Secretary on June 7, 2013.

/s/ Sarah E. Powell
Sarah E. Powell
Senior Vice President, General Counsel
and Corporate Secretary

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